IN THE UNITED STATES BANKRUPTCY COURT
                    FOR THE EASTERN DISTRICT OF PENNSYLVANIA

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In re:                                           :   CHAPTER 11
CORECARE BEHAVIORAL HEALTH                       :
MANAGEMENT, INC.                                 :
                                                 :
                     Debtor                      :   BANKRUPTCY NO. 02-16792SR
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                 ORDER CONFIRMING FOURTH MODIFIED THIRD AMENDED
                             PLAN OF REORGANIZATION
                             ----------------------

         The Fourth Modified Third Amended Plan of Reorganization filed by Corecare Behavioral Health Management, Inc. under Chapter 11 of the Bankruptcy Code, which is dated May 24, 2004 (the "Plan"), having been transmitted to all creditors and equity security holders; and

         It having been determined after hearing on notice that:

          1.   The  Plan  complies   with  the   applicable   requirements   for
               confirmation set forth in 11 U.S.C.ss. 1129(a);

          2. All objections to the Plan have been withdrawn, waived or settled;

          3.   Sections 8.1, 8.2 and 8.3 of the Plan,  governing the  assumption
               and  rejection  of  executory   contracts  and  unexpired  leases
               satisfies the requirements of 11 U.S.C. ss. 365(b);

          4.   The Debtor has proposed the Plan in good faith.

          5. All classes of creditors have either accepted the Plan or are unimpaired.

          6. A Disclosure Statement, under 11 U.S.C. ss. 1125, has been sent to all creditors;

          7. The modifications to the Plan constitute clarifications relating to particular claims by agreement between the Debtor and the claim holder, and, as such, do not materially adversely affect or change the treatment of any other claim. Accordingly, these modifications do not require


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               additional  disclosure  under  11
               U.S.C. ss. 1125 or re-solicitation of votes under 11 U.S.C. ss. 1126, nor do they require that holders of claims be afforded an opportunity to change previously cast acceptances of the Plan;

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         IT IS on this _________   Day of _________  2004, ORDERED that:

         1. Confirmation. The Plan, as modified herein, and as attached hereto, is approved and confirmed under 11 U.S.C. ss. 1129. The Court approves the modifications made to the Plan since voting by creditors and finds that the modifications do not require the re-solicitation of ballots.

         2. Objections. All Objections that have not been withdrawn, waived or settled and all reservation of rights pertaining to confirmation of the Plan included therein, are overruled.

         3. Binding Effect. The Plan and its provisions shall bind the Debtor, all Creditors, Interest Holders and other parties in interest, whether or not the Claim or Interest of such Creditor or Interest Holder is impaired under the plan and whether or not such Creditor or Interest Holder has accepted the Plan.

         4. Revesting of Assets. Pursuant to the Plan and except as otherwise expressly provided in the Plan, on the Effective Date, without any further action, the Debtor will, as the Reorganized Debtor, continue to exist after the Effective Date and shall be vested with all of the property of the Debtor's estate, free and clear of all Claims, liens, encumbrances, charges and other interests, which shall be extinguished except as specifically provided in Articles 3 and 4 of the Plan.

         5. Assumption or Rejection of Executory Contracts and Unexpired Leases. Pursuant to Section 8.1 and 8.2 of the Plan, as of the Effective Date, (i) those executory contracts and unexpired leases listed on Schedule of Assumed Contracts are deemed assumed, and (ii) executory contracts and unexpired leases which (a) are not listed on the Schedule of Assumed Contracts or (b) are not subject of a pending motion to assume are hereby rejected.


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

         6. Bar Date for Rejection Damages Claim. If the rejection of any executory contract or unexpired lease gives rise to a Claim by the other party or parties to such contract or lease, the Claim holder must file and serve on the Debtor and Debtor's counsel a proof of claim within thirty (30) days of the earlier (i) the date of entry of the first order of the Bankruptcy Court rejecting the executory contract or unexpired lease, or (ii) the date of this Order. Failure to file and serve such proof of claim shall serve as a waiver of any such Claim, and the Holder of such Claim shall be forever barred from asserting such Claim against the Debtor.

         7. Preservation of Rights of Action. Pursuant to the Plan, the Debtor and its estate shall retain, as of the Effective Date and may enforce any and all Claims of the Debtor.

         8. Discharge of the Debtor. Pursuant to the Plan, upon the Effective Date, except as otherwise provided for by the Plan, the rights afforded in the Plan and the Treatment of all Claims and Interests in the Plan shall be in exchange for and in complete satisfaction, discharge and release of Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor, and of its assets or properties of the Debtor's Estates. Except as otherwise provided in the Plan,
(i) on the Effective Date, all Claims against the Debtor shall be satisfied, discharged and released in full and (ii) all Persons shall be precluded from asserting against the Debtor, its successors, or any of its assets or properties any other or further Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred before the Confirmation Date, as well as any debt of a kind specified in Bankruptcy Code ss.ss. 502(g), 502(h), or 502(i), irrespective of whether (a) a proof of Claim based on such a debt has been filed, or deemed to have been filed, under Bankruptcy Code ss.ss. 501 or 1111(a), (b) such Claim is allowed under Bankruptcy Code ss. 502, or (c) the Holder of the Claim has accepted the Plan.


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         9.  Notice of Entry of  Confirmation.  Within  ten (10)  Business  Days
following the entry of this Order, the Debtor shall serve notice of the entry of this Order pursuant to Fed.R.Bankr.P. 2002(f)(7), 2002() and 3020(c) on all creditors and interest holders, the United States Trustee, and other parties in interest, by causing a copy of this Order to be delivered to such parties via first-class mail, postage prepaid.

         10. The Debtor shall comply with the Local Rules regarding the filing of post confirmation operating reports and the Disbursing Agents shall comply with the Local Rules regarding filing all necessary reports regarding funds received and distributed.

         11. Notwithstanding anything contained in the Plan, this Court shall retain jurisdiction over the post confirmation Debtor only to the extent permitted under the Bankruptcy Code. This Court shall retain jurisdiction to the extent necessary to enforce the provisions of Section 3.1.B.3 of the Plan.

         12. Except as otherwise provided in the Plan, that the creditors of the Debtor whose debts are discharged by the Plan are restrained and enjoined from the commencement or continuation of any action or employment of any process to collect such debts from the Debtor or Assets owned by the Debtor.

         13. If there is any inconsistency between the provisions of this Order and the provisions of the Plan, the provisions of the Plan will govern and control.

         14. Any sale transfer or other disposition of Real Property owned by the Debtor contemplated by the Plan or used by the Debtor to fund this Plan constitute a "transfer under a Plan" within the purview of Section 1146(c) of the Bankruptcy Code and shall not be subject to transfer, stamp or similar taxes imposed by any federal, state or local authority, including, without limitation, any tax imposed by the (a) Commonwealth of Pennsylvania, (b) any county within the Commonwealth of Pennsylvania. The applicable Recorder of Deeds of any county identified above



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is hereby ordered and directed, to the extent applicable, to promptly record any deed(s) to any Property owned by the Debtor which was sold pursuant to the provisions of a Final Order or which may be transferred pursuant to the provisions of the Plan. The Debtor's transfer of the Real Property to KRC and the subsequent transfers of Real Property from KRC shall be considered a "transfer under a Plan" within the purview of Section 1146(c) of the Bankruptcy Code and shall not be subject to transfer, stamp or similar taxes imposed by any federal, state or local authority, including, without limitation, any tax imposed by the (a) Commonwealth of Pennsylvania, (b) any county within the Commonwealth of Pennsylvania.

         15. The Debtor is hereby directed to implement the terms of the Plan including the financing with KBH, and such other acts as required by the Plan.

         16. Debtor is hereby authorized to transfer the Real Property to KRC pursuant to Section 5.8 of the Plan. The Debtor is authorized to execute the Mortgage Modification Agreement, modifying mortgage originally recorded March 4, 1998 I mortgage book JTD 1104 pg 490, with Kirkbride Holdings, LLC in the amount of $15,275,000 which shall be a first mortgage junior only to such liens as are in existence as of the date of this Order which are superior to WRH Mortgage, Inc.'s mortgage and set forth on Exhibit "A" hereafter. The only liens which shall remain on the Real Property in a junior position are those of Classes 2 (Internal Revenue Service), 4 (Commonwealth of Pennsylvania - Department of Revenue), 5 (Commonwealth of Pennsylvania - Department of Labor and Industry), 8 (City of Philadelphia), and the Class 10 Mortgage as set forth on Exhibit "B". All other junior liens as set forth on Exhibit "C" are removed from the Real Property pursuant to Section 5.11 of the Plan and paragraph 18 infra.

         17. The Debtor and KRC are authorized to pay at closing any title, premiums and commissions and such amounts as set forth in the Plan which are to be paid on closing including any payments under 5.1.A. of the Plan (the "KBH Advance") as follows:



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


                  Internal  Revenue  Service                          $900,000
                  c/o Ina Weiner
                  701 Market  Street, Suite 2200
                  Philadelphia, PA 19106

                  Commonwealth of Pennsylvania                         $50,000
                  c/o Carol E. Momjian
                  21 S. 12th Street, 3rd Floor
                  Philadelphia, PA 19107

with the balance to KRC.

         18. The Complaint to Determine Extent, Priority, and Validity shall be marked settled as to Defendants, WRH Mortgage, Inc., Internal Revenue Service, Heller Healthcare, Inc., Commonwealth of Pennsylvania Department of Revenue, Commonwealth of Pennsylvania Depart of Labor and Industry, and City of Philadelphia pursuant to Plan. As to all remaining Defendants, pursuant to the Plan, Judgment shall be entered in favor of Debtor on all counts.

                                                     BY THE COURT:



                                                     ------------------------
                                                     STEPHEN RASLAVICH
                                                     U.S. BANKRUPTCY JUDGE




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